Exhibit 99.1

FUQI International Announces Senior Management Change

Shenzhen, China, January 23, 2009 – FUQI International, Inc. (Nasdaq GM: FUQI) today announced that its Executive Vice President of Corporate Development, Mr. Dexter Fong, will be resigning effective January 31, 2009 to pursue other business opportunities.  After the effective date of his resignation, Mr. Fong will serve as a consultant to the Company through May, 2009.

Mr. Yu Kwai Chong, Chairman of FUQI International commented, “We thank Dexter for his service to our company.  He has made valuable contributions to FUQI’s operations and has contributed to our steady growth over the past several years. Dexter will stay on with the Company as a consultant for the next few months and we look forward to appointing a successor in the near future.”

Mr. Fong stated, “I remain fully supportive of FUQI and am proud to have been part of FUQI’s growth over the past few years.  It has been a pleasure to work with Mr. Chong, the Board of Directors and the other members of the executive management team.  I look forward to continuing my relationship with FUQI’s management for the next several months.”

About FUQI International

Based in Shenzhen, China, FUQI International, Inc. is a leading designer of high quality precious metal jewelry in China, developing, promoting, and selling a broad range of products in the large and rapidly expanding Chinese luxury goods market.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will” “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect.

All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

Contact Information:
Mr. Frederick Wong
Chief Financial Officer
Phone: 852 61990741 (Hong-Kong)

Bill Zima
ICR Inc. (US)
Phone: 203-682-8200